Exhibit 10.1

June 14th, 2021

Justin Coulombe

Re:  Offer of Employment

Dear Justin,

SurveyMonkey Inc. (the “Company”) is pleased to offer you the full-time position of Chief Financial Officer, initially reporting to Zander Lurie at the Company’s offices in San Mateo. Your anticipated start date will be June 28th (the “Employment Date”).

Salary

Your starting base salary will be $375,000 on an annual basis, less applicable withholdings, paid in accordance with the Company’s normal payroll practices.  Future adjustments in compensation, if any, will be made by the Company in its sole and absolute discretion.  This position is an exempt position, which means you are paid for the job and not by the hour.  Accordingly, you will not receive overtime pay if you work more than 8 hours in a work day or 40 hours in a workweek.

Annual Bonus

In addition to your base salary, you will be eligible to participate in the Company’s Incentive Bonus Plan (“Bonus Plan”) applicable to your position.  Bonus awards under this plan are based upon the Company’s achievement of specific financial objectives, and your achievement of individual goals, each calendar year.  For the calendar year in which your Employment Date occurs, your bonus target (at 100% achievement of plan) will be 65% of your base salary, pro-rated in conjunction with your Employment Date.  Employees with Employment Dates beginning on or after October 1 are not eligible to participate in the Bonus Plan for that calendar year.  Details of the plan will be provided to you under separate cover upon commencement of your employment and ratification of the plan by the Company.  Bonuses will be paid only if earned in accordance with the terms and conditions of the written Bonus Plan.  The Company reserves the right to alter or amend bonus plans as it deems appropriate and in its sole discretion.

Equity

We are pleased to share with you that we are recommending that the Board of Directors (“Board”) of SVMK Inc. (SurveyMonkey’s parent company) approve a grant to you of equity in SVMK Inc. in the form of Restricted Stock Units (“RSUs”). Subject to Board approval, you will be granted an award of 55,000 RSUs (the “Grant”) subject to the terms of the SVMK Inc. 2018 Equity Incentive Plan, as amended, and the applicable Restricted Stock Unit Award Agreement (collectively the “Plan Documents”) that you will be required to accept as a condition of the Grant. The terms of each Grant will be fully described in the Plan Documents and you will receive an online notification with instructions about how to access and accept your Grant. The RSUs will vest as follows: 1/12th of the total number of RSUs will vest in mid-November 2021 and 1/12th of the total number of RSUs will vest quarterly thereafter until all RSUs have vested, provided that you continue to be employed by the Company at such time.

Subject to Board approval, you will be granted an award of 110,000 NSOs with a strike price to be determined by the Board (the “NSO Grant”), subject to the terms of the SVMK Inc. 2018 Equity Incentive Plan, as amended, and the applicable Non-Qualified Stock Option Award Agreement (collectively the “NSO Plan Documents”) that you will be required to accept as a condition of the NSO Grant. The terms of the NSO Grant will be fully described in the NSO Plan Documents and you will receive an online notification with instructions about how to access and accept your NSO Grant.  The NSOs will vest as follows: 1/12th of the total number of NSOs will vest in mid-November 2021 and 1/12th of the total number of NSOs will vest quarterly thereafter until all NSOs have vested, provided that you continue to be employed by the Company at such time. Nothing in this letter is intended to supersede or amend the Plan Documents that shall govern the RSUs and NSOs.

Benefits

You will also be eligible to participate in the standard benefits program offered by the Company to other similarly situated employees, in accordance with our policies, which may change from time to time, and after meeting applicable eligibility requirements, if any.  The standard benefits program currently includes group medical, vision and dental insurance.  Additionally, you will be eligible to receive paid holidays and Paid Time Off in accordance with our policies.  You should note that the Company may modify benefit offerings from time to time.

At-Will Employment Relationship

If you accept our offer, your employment with the Company will be “at-will.”  This means your employment is not for any specific period of time and can be terminated by you at any time for any reason.  Likewise, the Company may terminate the employment relationship at any time, with or without cause or advance notice.  In addition, the Company reserves the right to modify your position, duties, compensation level or structure, and reporting relationship to meet business needs and to use its managerial discretion in deciding on appropriate discipline.  Any change to the at-will employment relationship must be by a specific, written agreement signed by you and the Company’s Chief Executive Officer.

Other Matters

As a condition of your employment, you will be required to sign both the Company’s standard form Employee Proprietary Information and Inventions Agreement and the Company’s standard form Arbitration Agreement (copies of both agreements are enclosed or available upon request), and to provide the Company with documents establishing your identity and right to work in the United States.  Those documents must be provided to the Company within three business days of your Employment Date.

The Company reserves the right to conduct background investigations and/or reference checks on all of its potential employees.  Therefore, your employment is contingent upon a clearance of such a background investigation and/or reference check, if any, in the sole discretion of the Company.

This letter, including the Employee Proprietary Information and Inventions Agreement that will be provided with your onboarding documents, constitutes the entire agreement between you and the Company and supersedes all prior or contemporaneous agreements, understandings, negotiations or representations, whether oral or written, express or implied, on this subject.  This letter may not be modified or amended except by a specific, written agreement signed by you and the Company’s Chief Executive Officer.

Further, we wish to impress on you that you must not bring to the Company any confidential or proprietary information or material of any former employer, disclose or use such information or material in the course of your employment with the Company, or violate any other obligation to your former employers.

Accepting this Offer

We are pleased to offer you this challenging opportunity to contribute to the success of SurveyMonkey, and we look forward to having you join our team.  To accept this offer, please sign and date in the spaces provided below, and return to your recruiter.  A counter-signed copy will be provided to you for your records upon commencement of your employment.

Expiry of Offer

This offer will expire if acceptance is not received or postmarked by close of business on June 16th, 2021.

Sincerely,

/s/ Becky Cantieri

Becky Cantieri Chief People Officer

***

I have read this offer letter in its entirety, and agree to and accept the terms and conditions of employment stated above.  I understand and agree that my employment with the Company is at-will.

/s/ Justin Coulombe	June 15, 2021
Signed	Date